CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee(1)
Global Medium-Term Notes, Series A	$503,000	$58.45

(1)	Calculated in accordance with Rule 457(r) of the Securities Act of 1933.

Pricing Supplement dated February 5, 2015 (To the Prospectus dated July 19, 2013 and the Prospectus Supplement dated July 19, 2013)	Filed Pursuant to Rule 424(b)(2) Registration No. 333-190038

$503,000 Autocallable Reverse Convertible Notes due February 10, 2016 Linked to the Common Stock of Chicago Bridge & Iron Company N.V. Global Medium-Term Notes, Series A

Terms used in this pricing supplement, but not defined herein, shall have the meanings ascribed to them in the prospectus supplement.

Issuer:	Barclays Bank PLC

Reference Asset:	The common stock of Chicago Bridge & Iron Company N.V. (Bloomberg ticker symbol “CBI UN <Equity>”).

Initial Valuation Date:	February 5, 2015

Issue Date:	February 10, 2015

Final Valuation Date*:	February 5, 2016

Call Valuation Dates:*	August 5, 2015 and November 5, 2015

Maturity Date*:	February 10, 2016

Coupon Payment Dates:*	The 10th calendar day of each month during the term of the Notes, beginning on and including March 10, 2015 and ending on and including the Maturity Date (subject to the Business Day convention noted below).

Coupon Payments:	$7.50 per $1,000 principal amount Note (which is 0.75% of the principal amount per Note, equivalent to a per annum rate of 9.00%).

Payment at Maturity:

If you hold your Notes to maturity, and if your Notes have not been called prior to maturity pursuant to the “Automatic Call” provisions described below, you will receive (subject to our credit risk) on the Maturity Date a cash payment per $1,000 principal amount Note that you hold determined as follows (in each case, plus the final Coupon Payment on the Notes):

•     If (a) the Final Price is equal to or greater than the Initial Price or (b) the Final Price is less than the Initial Price but a Knock-In Event has not occurred, you will receive a cash payment of $1,000;

•     If (a) the Final Price is less than the Initial Price, (b) a Knock-In Event has occurred AND (c) we do not elect to exercise our physical settlement option, you will receive a cash payment calculated as follows:

$1,000 + [$1,000 × Reference Asset Return]

•     If (a) the Final Price is less than the Initial Price, (b) a Knock-In Event has occurred AND (c) we elect to exercise our physical settlement option, you will receive (i) an amount of shares of the Reference Asset equal to the Physical Delivery Amount and (ii) a cash payment equal to the Fractional Share Amount times the Final Price.

If (a) the Notes are not automatically called prior to maturity, (b) a Knock-In Event occurs and (c) the Final Price is less than the Initial Price, your Notes will be fully exposed to the negative performance of the Reference Asset from the Initial Price to the Final Price. In such an event, if we elect to exercise our physical settlement option, the market value of the shares of the Reference Asset that you receive may be less than the amount of cash that you would have received had we not elected to exercise such option and is expected to be substantially less than the value of your original investment.

Any payment on the Notes, including any payment at maturity, is subject to the creditworthiness of the Issuer and is not guaranteed by any third party. For a description of risks with respect to the ability of Barclays Bank PLC to satisfy its obligations as they come due, see “Credit of Issuer” in this pricing supplement.

Knock-In Event:

A Knock-In Event occurs if, on any scheduled trading day during the term of the Notes, the Closing Price of the Reference Asset is less than the Knock-In Barrier Price.

If a Market Disruption Event occurs on any scheduled trading day during the term of the Notes, such day will be disregarded for purposes of determining whether a Knock-In Event has occurred.

Reference Asset Return:	The performance of the Reference Asset from the Initial Price to the Final Price, calculated as follows: Final Price – Initial Price Initial Price

Initial Price:**	$35.81, the Closing Price of the Reference Asset on the Initial Valuation Date.

Final Price:**	The Closing Price of the Reference Asset on the Final Valuation Date.

Knock-In Barrier Price:**	$24.35, the Initial Price multiplied by 68.00%, rounded to the nearest cent.

[Terms of the Notes Continue on the Next Page]

	Initial Issue Price(1)	Price to Public	Agent’s Commission(2)	Proceeds to Barclays Bank PLC
Per Note	$1,000	100%	2.10%	97.90%
Total	$503,000	$503,000	$10,563	$492,437

(1)	Our estimated value of the Notes on the Initial Valuation Date, based on our internal pricing models, is $927.50 per Note. The estimated value is less than the initial issue price of the Notes. See “Additional Information Regarding Our Estimated Value of the Notes” on page PS-4 of this pricing supplement.
(2)	Barclays Capital Inc. will receive commissions from the Issuer equal to 2.10% of the principal amount of the Notes, or $21.00 per $1,000 principal amount, and may retain all or a portion of these commissions or use all or a portion of these commissions to pay selling concessions or fees to other dealers.

Investing in the Notes involves a number of risks. See “Risk Factors” beginning on page S-6 of the prospectus supplement and “Selected Risk Considerations” beginning on page PS-10 of this pricing supplement.

We may use this pricing supplement in the initial sale of Notes. In addition, Barclays Capital Inc. or another of our affiliates may use this pricing supplement in market resale transactions in any Notes after their initial sale. Unless we or our agent informs you otherwise in the confirmation of sale, this pricing supplement is being used in a market resale transaction.

The Notes will not be listed on any U.S. securities exchange or quotation system. Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined that this pricing supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The Notes constitute our direct, unconditional, unsecured and unsubordinated obligations and are not deposit liabilities of Barclays Bank PLC and are not insured by the U.S. Federal Deposit Insurance Corporation or any other governmental agency of the United States, the United Kingdom or any other jurisdiction.

Terms of the Notes, Continued

Automatic Call:	The Notes will be automatically called if the Closing Price of the Reference Asset on either Call Valuation Date is equal to or greater than the Initial Price. If the Notes are called, Barclays Bank PLC will pay on the applicable Call Settlement Date a cash payment per Note equal to the principal amount plus the Coupon Payment that will otherwise be due on such date. No further amounts will be owed to you under the Notes

Call Settlement Date:	The Coupon Payment Date following the Call Valuation Date, if any, on which an Automatic Call occurs.

Physical Delivery Amount:**	27, which is a number of shares of the Reference Asset equal to $1,000 divided by the Initial Price, rounded down to the nearest whole number.

Fractional Share Amount:**	0.92516, which is equal to the number of fractional shares of the Reference Asset resulting from dividing $1,000 by the Initial Price.

Physical Settlement at the Option of the Issuer:	If (a) the Notes are not automatically called prior to maturity, (b) the Final Price is less than the Initial Price, (c) a Knock-In Event has occurred AND (d) we elect to exercise our physical settlement option, you will receive on the Maturity Date an amount of shares of the Reference Asset equal to the Physical Delivery Amount (and, if applicable, a cash payment in respect of the Fractional Share Amount) as described above under “Payment at Maturity”.

Closing Price:

With respect to any day, the official closing price per share of the Reference Asset on that day as displayed on Bloomberg Professional® service page “CBI UN <Equity>” or any successor page on Bloomberg Professional® service or any successor service, as applicable.

In certain circumstances, the closing price per share of the Reference Asset will be based on the alternate calculation as described in “Reference Assets—Share Adjustments Relating to Securities with an Equity Security as the Reference Asset” in the accompanying prospectus supplement.

Tax Allocation of the Coupon Payments on the Notes:	Deposit: 8.44% of each Coupon Payment on the Notes Put Premium: 91.56% of each Coupon Payment on the Notes

Calculation Agent:	Barclays Bank PLC

Business Days:	Following; Unadjusted

Denominations:	Minimum denomination of $1,000, and integral multiples of $1,000 in excess thereof

CUSIP/ISIN:	06741JZ28 / US06741JZ282

*	Subject to postponement in the event of a market disruption event, as described under “Selected Purchase Considerations—Market Disruption Events and Adjustments” in this pricing supplement.
**	Subject to adjustment as described under “Reference Assets—Equity Securities—Share Adjustments Relating to Securities with an Equity Security as the Reference Asset” in the accompanying prospectus supplement.

ADDITIONAL TERMS SPECIFIC TO THE NOTES

You should read this pricing supplement together with the prospectus dated July 19, 2013, as supplemented by the prospectus supplement dated July 19, 2013 relating to our Global Medium-Term Notes, Series A, of which these Notes are a part. This pricing supplement, together with the documents listed below, contains the terms of the Notes and supersedes all prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth under “Risk Factors” in the prospectus supplement, as the Notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Notes.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Prospectus dated July 19, 2013:

http://www.sec.gov/Archives/edgar/data/312070/000119312513295636/d570220df3asr.htm

•	Prospectus Supplement dated July 19, 2013:

http://www.sec.gov/Archives/edgar/data/312070/000119312513295715/d570220d424b3.htm

Our SEC file number is 1-10257. As used in this pricing supplement, the “Company,” “we,” “us,” or “our” refers to Barclays Bank PLC.

ADDITIONAL INFORMATION REGARDING OUR ESTIMATED VALUE OF THE NOTES

Our internal pricing models take into account a number of variables and are based on a number of subjective assumptions, which may or may not materialize, typically including volatility, interest rates, and our internal funding rates. Our internal funding rates (which are our internally published borrowing rates based on variables such as market benchmarks, our appetite for borrowing, and our existing obligations coming to maturity) may vary from the levels at which our benchmark debt securities trade in the secondary market. Our estimated value on the Initial Valuation Date is based on our internal funding rates. Our estimated value of the Notes may be lower if such valuation were based on the levels at which our benchmark debt securities trade in the secondary market.

Our estimated value of the notes on the Initial Valuation Date is less than the initial issue price of the Notes. The difference between the initial issue price of the Notes and our estimated value of the Notes is results from several factors, including any sales commissions to be paid to Barclays Capital Inc. or another affiliate of ours, any selling concessions, discounts, commissions or fees to be allowed or paid to non-affiliated intermediaries, the estimated profit that we or any of our affiliates expect to earn in connection with structuring the Notes, the estimated cost which we may incur in hedging our obligations under the Notes, and estimated development and other costs which we may incur in connection with the Notes.

Our estimated value on the Initial Valuation Date is not a prediction of the price at which the Notes may trade in the secondary market, nor will it be the price at which Barclays Capital Inc. may buy or sell the Notes in the secondary market. Subject to normal market and funding conditions, Barclays Capital Inc. or another affiliate of ours intends to offer to purchase the Notes in the secondary market but it is not obligated to do so.

Assuming that all relevant factors remain constant after Initial Valuation Date, the price at which Barclays Capital Inc. may initially buy or sell the Notes in the secondary market, if any, and the value that we may initially use for customer account statements, if we provide any customer account statements at all, may exceed our estimated value on the Initial Valuation Date for a temporary period expected to be approximately three months after the initial issue date of the Notes because, in our discretion, we may elect to effectively reimburse to investors a portion of the estimated cost of hedging our obligations under the Notes and other costs in connection with the Notes which we will no longer expect to incur over the term of the Notes. We made such discretionary election and determined this temporary reimbursement period on the basis of a number of factors, including the tenor of the Notes and any agreement we may have with the distributors of the Notes. The amount of our estimated costs which we effectively reimburse to investors in this way may not be allocated ratably throughout the reimbursement period, and we may discontinue such reimbursement at any time or revise the duration of the reimbursement period after the initial issue date of the Notes based on changes in market conditions and other factors that cannot be predicted.

We urge you to read the “Selected Risk Considerations” beginning on page PS-10 of this pricing supplement.

HYPOTHETICAL EXAMPLES OF AMOUNTS PAYABLE UPON AN AUTOMATIC CALL

The following examples demonstrate the how the payment upon early redemption of the Notes will be calculated under various circumstances. The examples set forth below are purely hypothetical and are provided for illustrative purposes only. The “total return” as used in this pricing supplement is the number, expressed as a percentage, that results from comparing the aggregate payments per $1,000 principal amount Note to $1,000. The following examples do not take into account any tax consequences of investing in the Notes.

In addition, these examples make the following key assumptions:

•	Initial Price: $35.81

•	Coupon Payments: $7.50 per $1,000 principal amount Note

Example 1: The Notes are automatically called on the first Call Valuation Date.

Closing Price of the Reference Asset
First Call Valuation Date	Second Call Valuation Date	Final Valuation Date
$41.71	N/A	N/A

Because the Closing Price of the Reference Asset on the first Call Valuation Date is equal to or greater than the Initial Price, the Notes are automatically called and you will receive on the applicable Call Settlement Date a cash payment per $1,000 principal amount Note equal to $1,000 plus the Coupon Payment that is otherwise due on such date.

Because the Notes will be called on the sixth Coupon Payment Date (the Coupon Payment Date following the first Call Valuation Date), you will have received aggregate Coupon Payments of $45.00 per $1,000 principal amount Note that you hold. The total return on investment of the Notes is 4.50%.

After the Notes are redeemed, they will no longer remain outstanding and you will not receive any further payments regardless of the price of the Reference Asset at any time after the Call Settlement Date.

Example 2: The Notes are automatically called on the second Call Valuation Date.

Closing Price of the Reference Asset
First Call Valuation Date	Second Call Valuation Date	Final Valuation Date
$34.13	$39.82	N/A

Because the Closing Price of the Reference Asset on the first Call Valuation Date is less than the Initial Price, the Notes are not automatically called.

Because the Closing Price of the Reference Asset on the second Call Valuation Date is equal to or greater than the Initial Price, the Notes are automatically called and you will receive on the applicable Call Settlement Date a cash payment per $1,000 principal amount Note equal to $1,000 plus the Coupon Payment that is otherwise due on such date.

Because the Notes will be called on the ninth Coupon Payment Date (the Coupon Payment Date following the second Call Valuation Date), you will have received aggregate Coupon Payments of $67.50 per $1,000 principal amount Note that you hold. The total return on investment of the Notes is 6.75%.

After the Notes are redeemed, they will no longer remain outstanding and you will not receive any further payments regardless of the price of the Reference Asset at any time after the Call Settlement Date.

HYPOTHETICAL EXAMPLES OF AMOUNTS PAYABLE AT MATURITY

The following examples demonstrate the how the payment a will be calculated under various circumstances. The examples set forth below are purely hypothetical and are provided for illustrative purposes only. The “total return” as used in this pricing supplement is the number, expressed as a percentage, that results from comparing the aggregate payments per $1,000 principal amount Note to $1,000. The following examples do not take into account any tax consequences of investing in the Notes.

In addition, these examples make the following key assumptions:

•	Initial Price: $35.81

•	Knock-In Barrier Price: $24.35.

•	Physical Delivery Amount: 27 shares

•	Fractional Share Amount: 0.92516 shares

•	Coupon Payments (per month): $7.50 per $1,000 principal amount Note

•	Dividend Yield on the Reference Asset: 0.73% per annum

•	The Notes have NOT been automatically called on either Call Valuation Date

•	The term of the Note is one year and you hold your Notes to maturity.

			Knock-In Event Does Not Occur		Knock-In Event Occurs
Final Price	Reference Asset Return	Return on Direct Investment the Reference Asset	Payment at Maturity*	Total Return on Notes	Payment at Maturity*	Total Return on Notes***
$71.62	100.00%	100.73%	$1,000.00	9.00%	$1,000.00	9.00%
$68.04	90.00%	90.73%	$1,000.00	9.00%	$1,000.00	9.00%
$64.46	80.00%	80.73%	$1,000.00	9.00%	$1,000.00	9.00%
$60.88	70.00%	70.73%	$1,000.00	9.00%	$1,000.00	9.00%
$57.30	60.00%	60.73%	$1,000.00	9.00%	$1,000.00	9.00%
$53.72	50.00%	50.73%	$1,000.00	9.00%	$1,000.00	9.00%
$50.13	40.00%	40.73%	$1,000.00	9.00%	$1,000.00	9.00%
$46.55	30.00%	30.73%	$1,000.00	9.00%	$1,000.00	9.00%
$42.97	20.00%	20.73%	$1,000.00	9.00%	$1,000.00	9.00%
$39.39	10.00%	10.73%	$1,000.00	9.00%	$1,000.00	9.00%
$35.81	0.00%	0.73%	$1,000.00	9.00%	$1,000.00	9.00%
$32.23	-10.00%	-9.27%	$1,000.00	9.00%	$900.00**	-1.00%
$28.65	-20.00%	-19.27%	$1,000.00	9.00%	$800.00**	-11.00%
$25.07	-30.00%	-29.27%	$1,000.00	9.00%	$700.00**	-21.00%
$24.35	-32.00%	-31.27%	$1,000.00	9.00%	$680.00**	-23.00%
$21.49	-40.00%	-39.27%	N/A	N/A	$600.00**	-31.00%
$17.91	-50.00%	-49.27%	N/A	N/A	$500.00**	-41.00%
$14.32	-60.00%	-59.27%	N/A	N/A	$400.00**	-51.00%
$10.74	-70.00%	-69.27%	N/A	N/A	$300.00**	-61.00%
$7.16	-80.00%	-79.27%	N/A	N/A	$200.00**	-71.00%
$3.58	-90.00%	-89.27%	N/A	N/A	$100.00**	-81.00%
$0.00	-100.00%	-99.27%	N/A	N/A	$0.00	-91.00%

*	Per $1,000 principal amount Note, excluding the final Coupon Payment.
**	Assumes that we do NOT elect to exercise our physical settlement option at maturity, as described on the cover page of this pricing supplement. If we elect to exercise our physical settlement option, the market value of the shares that you receive at maturity may be less, and may be substantially less, than the cash payment that you would have received had we not elected to exercise our physical settlement option.
***	Includes the Coupon Payments on the Notes.

The following examples illustrate how the payments at maturity set forth in the table on the previous page are calculated:

Example 1: The Reference Asset increases from an Initial Price of $35.81 to a Final Price of $39.39.

Because the Final Price is greater than the Initial Price, you will receive a cash payment at maturity of $1,000 per $1,000 principal amount Note that you hold (plus the final Coupon Payment on the Notes).

Example 2: The Reference Asset decreases from an Initial Price of $35.81 to a Final Price of $32.23 but a Knock-In Event has not occurred.

Although the Final Price is less than the Initial Price, a Knock-In Event has not occurred. Accordingly, you will receive a cash payment at maturity of $1,000 per $1,000 principal amount Note that you hold (plus the final Coupon Payment on the Notes).

Example 3: The Reference Asset decreases from an Initial Price of $35.81 to a Final Price of $32.23, a Knock-In Event HAS occurred, and we do NOT exercise our option to physically settle the Notes.

Because the Final Price is less than the Initial Price and a Knock-In Event has occurred, you will receive a cash payment at maturity of $900.00 per $1,000 principal amount Note that you hold (plus the final Coupon Payment on the Notes), calculated as follows:

$1,000 + [$1,000 × Reference Asset Return]

$1,000 + [$1,000 × -10.00%] = $900.00

Example 4: The Reference Asset decreases from an Initial Price of $35.81 to a Final Price of $32.23, a Knock-In Event HAS occurred, and we do exercise our option to physically settle the Notes.

Because the Final Price is less than the Initial Price and a Knock-In Event has occurred, you will receive, in addition to the final Coupon Payment, 27 shares of the Reference Asset at maturity (equal to the Physical Delivery Amount) plus a cash payment of $29.82 (equal to the Fractional Share Amount times the Final Price) for each $1,000 principal amount Note that you hold.

Example 5: The Reference Asset decreases from an Initial Price of $35.81 to a Final Price of $17.91 (resulting in the occurrence of a Knock-In Event on the Final Valuation Date) and we do NOT exercise our option to physical settle the Notes.

Because the Final Price is less than the Initial Price and a Knock-In Event has occurred, you will receive a cash payment at maturity of $500.00 per $1,000 principal amount Note that you hold (plus the final Coupon Payment on the Notes), calculated as follows:

$1,000 + [$1,000 × Reference Asset Return]

$1,000 + [$1,000 × -50.00%] = $500.00

Example 6: The Reference Asset decreases from an Initial Price of $35.81 to a Final Price of $17.91, a Knock-In Event HAS occurred, and we do exercise our option to physically settle the Notes.

Because the Final Price is less than the Initial Price and a Knock-In Event has occurred, you will receive 27 shares of the Reference Asset at maturity (equal to the Physical Delivery Amount) plus a cash payment of $16.57 (equal to the Fractional Share Amount times the Final Price) for each $1,000 principal amount Note that you hold.

Examples 3 through 6 above demonstrate that you might receive a payment at maturity that is worth less than your original investment. Examples 3 and 4 demonstrate that the occurrence of a Knock-In Event on any day during the term of the Notes will cause your Notes to be fully exposed to any negative performance of the Reference Asset from the Initial Price to the Final Price even if the Final Price is greater than the Knock-In Barrier Price. Examples 5 and 6 further demonstrate that the occurrence of a Knock-In Event on the Final Valuation Date will cause your Notes to be fully exposed to any negative performance of the Reference Asset from the Initial Price to the Final Price even if a Knock-In Event did not occur on any other day during the term of the Notes.

As noted on the cover page of this pricing supplement, you may lose up to 100% of the principal amount of your investment in the Notes.

SELECTED PURCHASE CONSIDERATIONS

•	Market Disruption Events and Adjustments—The Maturity Date and the payment at maturity are subject to adjustment as described in the following sections of the prospectus supplement:

•	For a description of what constitutes a Market Disruption Event with respect to the Reference Asset as well as the consequences of that Market Disruption Event, see “Reference Assets—Equity Securities—Market Disruption Events Relating to Securities with an Equity Security as the Reference Asset”; and

•	For a description of further adjustments that may affect the Reference Asset, see “Reference Assets—Equity Securities—Share Adjustments Relating to Securities with an Equity Security as the Reference Asset”.

Notwithstanding anything to the contrary in the accompanying prospectus supplement, the Call Valuation Dates and the Final Valuation Date may be postponed by up to five scheduled trading days due to the occurrence or continuance of a Market Disruption Event on any such date. If a Call Valuation Date is postponed, the Coupon Payment Date following such Call Valuation Date will be postponed such that the number of business days from the Call Valuation Date to the Coupon Payment Date remains the same. If the Final Valuation Date is postponed, the Maturity Date will be postponed such that the number of business days from the Final Valuation Date to the Maturity Date remains the same. No interest will accrue as a result of delayed payment.

•	Material U.S. Federal Income Tax Considerations—The material tax consequences of your investment in the Notes are summarized below. The discussion below supplements the discussion under “Certain U.S. Federal Income Tax Considerations” in the accompanying prospectus supplement. Except as noted under “Non-U.S. Holders” below, this section applies to you only if you are a U.S. holder (as defined in the accompanying prospectus supplement) and you hold your Notes as capital assets for tax purposes and does not apply to you if you are a member of a class of holders subject to special rules or are otherwise excluded from the discussion in the prospectus supplement (for example, if you did not purchase your Notes in the initial issuance of the Notes). In addition, this discussion does not apply to you if you purchase your Notes for more or less than the principal amount of the Notes.

The U.S. federal income tax consequences of your investment in the Notes are uncertain and the Internal Revenue Service could assert that the Notes should be taxed in a manner that is different than described below. Pursuant to the terms of the Notes, Barclays Bank PLC and you agree, in the absence of a change in law or an administrative or judicial ruling to the contrary, to treat your Notes as an investment unit consisting of (i) a fixed-rate short-term debt obligation that we issued to you for an amount equal to the principal amount of the Notes (the “Deposit”) and (ii) a put option in respect of the Reference Asset (the “Put Option”) which you sold to us in exchange for a portion of the stated interest on the Notes (the “Put Premium”). On the cover of this pricing supplement, we have determined the amount of each Coupon Payment that represents interest on the Deposit (this amount is denoted as “Deposit Income”) and the amount that represents Put Premium. The terms of your Notes require you and us to allocate the Coupon Payments as set forth on the cover, but this allocation is not binding on the Internal Revenue Service. Except as otherwise noted below, the discussion below assumes that your Notes will be treated in the manner described above.

In the opinion of our special tax counsel, Sullivan & Cromwell LLP, it would be reasonable to treat your Notes in the manner described above. This opinion assumes that the description of the terms of the Notes in this pricing supplement is materially correct.

NO STATUTORY, JUDICIAL OR ADMINISTRATIVE AUTHORITY DIRECTLY DISCUSSES HOW YOUR NOTES SHOULD BE TREATED FOR U.S. FEDERAL INCOME TAX PURPOSES. AS A RESULT, THE U.S. FEDERAL INCOME TAX CONSEQUENCES OF YOUR INVESTMENT IN THE NOTES ARE UNCERTAIN. ACCORDINGLY, WE URGE YOU TO CONSULT YOUR TAX ADVISOR AS TO THE TAX CONSEQUENCES OF INVESTING IN THE NOTES.

It would generally be reasonable to account for amounts treated as interest on the Deposit as subject to tax as ordinary income at the time you receive or accrue such payments, depending on your method of accounting for tax purposes. The rules governing short-term debt obligations are complex, however, and you should consult your tax advisor in this regard. For a further discussion of the tax considerations applicable to short-term debt obligations, please see the discussion under the heading “Certain U.S. Federal Income Tax Considerations—U.S. Federal Income Tax Treatment of the Notes as Indebtedness for U.S. Federal Income Tax Purposes—Short-Term Obligations” in the accompanying prospectus supplement. Amounts treated as Put Premium should generally be deferred and accounted for upon the sale, redemption or maturity of the Notes, as discussed below.

If the Notes are redeemed or cash settled at maturity, such receipt of cash (excluding cash attributable to the final monthly Coupon Payment on the Notes) would likely be treated as (i) payment in full of the principal amount of the Deposit, which would likely not result in the recognition of gain or loss, and (ii) the lapse (if you receive the principal amount of the Notes) or the cash settlement (if you receive less than the principal amount of the Notes) of the Put Option. Under such characterization, you should generally recognize short-term capital gain or loss in an amount equal to the difference between (i) the amount of Put Premium paid to you over the term of the Notes (including the Put Premium received at redemption or maturity) and (ii) the excess (if any) of (a) the principal amount of your Notes over (b) the amount of cash you receive at redemption or maturity (excluding cash attributable to the final monthly Coupon Payment on the Notes).

If the Notes are physically settled at maturity with shares of the Reference Asset, you should not recognize any gain or loss (other than with respect to cash received in respect of the Fractional Share Amount, as described below) in respect of the Put Option.

You should have a basis in such shares (including for this purpose any fractional shares) equal to the principal amount of the Notes less the total Put Premium that you received over the term of the Notes. If you receive cash in respect of the Fractional Share Amount upon the physical settlement of the Notes, you should recognize short-term capital gain or loss equal to the difference between the amount of cash you receive and your tax basis in the fractional shares. Your holding period in the shares you receive upon the maturity of your Notes will begin on the day after you receive such shares.

Upon a sale of your Notes, you should generally recognize short-term capital gain or loss in an amount equal to the difference between (i) the sum of (a) the amount you receive at such time (excluding amounts attributable to accrued but unpaid interest on the Deposit) and (b) any amount of Put Premium previously received and deferred as described above and (ii) the amount you paid for your Notes. Short-term capital gains are generally subject to tax at the marginal tax rates applicable to ordinary income.

Any character mismatch arising from your inclusion of ordinary income in respect of the interest on the Deposit and capital loss (if any) upon the sale, redemption or maturity of your Notes may result in adverse tax consequences to you because an investor’s ability to deduct capital losses is subject to significant limitations.

Alternative Treatments. There are no regulations, published rulings or judicial decisions addressing the treatment for U.S. federal income tax purposes of instruments with terms that are substantially the same as the Notes, and the Internal Revenue Service could assert that the Notes should be taxed differently than in the manner described above. For example, it is possible that the Notes could be treated as a contingent short-term debt obligation. If your Notes are so treated, you may be required to include as ordinary income the entire Coupon Payment on the Notes (and not just the interest on the Deposit). However, no specific rules govern contingent short-term debt obligations, and accordingly you should consult your tax advisor regarding this alternative characterization of the Notes.

It is also possible that the Notes could be treated as a pre-paid income-bearing derivative contract in respect of the Reference Assets, in which case you may be required to include the entire monthly Coupon Payment on the Notes in ordinary income (and not just the interest on the Deposit).

Furthermore, it is also possible that the Notes could be treated as notional principal contracts that are comprised of a swap component and a loan component. If the Notes were treated as notional principal contracts, you could in effect be required to include all of the stated interest in income, rather than only the portion thereof denoted as Deposit Income on the cover page of this pricing supplement, and any gain or loss that you recognize upon the maturity of your Notes would likely be treated as ordinary income or loss.

For a further discussion of the tax treatment of your Notes as well as other possible alternative characterizations, please see the discussion under the heading “Certain U.S. Federal Income Tax Considerations—Certain Notes Treated as Deposits and Put Options” in the accompanying prospectus supplement. You should consult your tax advisor as to the possible alternative treatments in respect of the Notes. For additional, important considerations related to tax risks associated with investing in the Notes, you should also examine the discussion in “Selected Risk Considerations—Taxes”, in this pricing supplement.

Non-U.S. Holders. Barclays currently does not withhold on payments to non-U.S. holders in respect of instruments such as the Notes. However, if Barclays determines that there is a material risk that it will be required to withhold on any such payments, Barclays may withhold on any Coupon Payments at a 30% rate, unless you have provided to Barclays (i) a valid Internal Revenue Service Form W-8ECI or (ii) a valid Internal Revenue Service Form W-8BEN or Internal Revenue Service Form W-8BEN-E claiming tax treaty benefits that reduce or eliminate withholding. If Barclays elects to withhold and you have provided Barclays with a valid Internal Revenue Service Form W-8BEN or Internal Revenue Service Form W-8BEN-E claiming tax treaty benefits that reduce or eliminate withholding, Barclays may nevertheless withhold up to 30% on any Coupon Payments it makes to you if there is any possible characterization of the payments that would not be exempt from withholding under the treaty. Non-U.S. holders will also be subject to the general rules regarding information reporting and backup withholding as described under the heading “Certain U.S. Federal Income Tax Considerations—Information Reporting and Backup Withholding” in the accompanying prospectus supplement.

The following replaces the discussion of Section 871(m) of the Internal Revenue Code in the accompanying prospectus supplement under “Certain U.S. Federal Income Tax Considerations—Tax Treatment of Non-U.S. Holders.” The Treasury Department has issued proposed regulations under Section 871(m) of the Internal Revenue Code which would, if finalized in their current form, impose U.S. federal withholding tax on “dividend equivalent” payments made on certain financial instruments linked to U.S. corporations (which the proposed regulations refer to as “specified ELIs”) that are owned by non-U.S. holders. According to a notice issued by the Internal Revenue Service on March 4, 2014, the Internal Revenue Service intends to issue regulations providing that the term “specified ELI” will exclude any instrument issued prior to 90 days after the date when the proposed regulations under Section 871(m) are finalized. Accordingly, we anticipate that non-U.S. holders of the Notes will not be subject to tax under Section 871(m) of the Internal Revenue Code.

SELECTED RISK CONSIDERATIONS

An investment in the Notes involves significant risks. Investing in the Notes is not equivalent to investing directly in the Reference Asset. These risks are explained in more detail in the “Risk Factors” section of the prospectus supplement, including the risk factors discussed under the following headings:

•	“Risk Factors—Risks Relating to All Securities”;

•	“Risk Factors—Additional Risks Relating to Securities with Reference Assets That Are Equity Securities or Shares or Other Interests in Exchange-Traded Funds, That Contain Equity Securities or Shares or Other Interests in Exchange-Traded Funds or That Are Based in Part on Equity Securities or Shares or Other Interests in Exchange-Traded Funds”;

•	“Risk Factors—Additional Risks Relating to Notes with a Barrier Percentage or a Barrier Level”;

•	“Risk Factors—Additional Risks Relating to Securities Which We May Call or Redeem (Automatically or Otherwise); and

•	“Risk Factors—Additional Risks Relating to Notes Which Are Not Characterized as Being Fully Principal Protected or Are Characterized as Being Partially Protected or Contingently Protected”.

In addition to the risks described above, you should consider the following:

•	Your Investment in the Notes May Result in a Significant Loss—The Notes do not guarantee any return of principal. If the Notes are not called pursuant to the “Automatic Call” provisions, a Knock-In Event occurs and the Final Price of the Reference Asset is less than the Initial Price, you will be fully exposed to the negative performance of the Reference Asset. If we do not exercise our option to physically settle your Notes, the amount of your principal that you receive at maturity in cash will be fully exposed to the decline of the Reference Asset from the Initial Price to the Final Price. If we do exercise our option to physically settle your Notes in such an event, you will receive an amount of shares of the Reference Asset with a market value that is expected to be substantially less than the value of your initial investment. You may lose up to 100% of the principal amount of your Notes.

•	Positive Return Limited to the Coupon Payments—The positive return on the Notes is limited to the Coupon Payments on the Notes. You will not participate in any appreciation in the value of the Reference Asset and you will not receive more than the principal amount of your Notes at maturity (plus the final Coupon Payment) even if the Reference Asset Return is positive.

•	If the Notes are Not Automatically Called, and if a Knock-In Event Occurs, the Payment at Maturity is Not Based on the Price of the Reference Asset at any Time Other than the Closing Price on the Final Valuation Date—The Final Price and the Reference Asset Return will be based solely on the Closing Price of the Reference Asset on the Final Valuation Date. Accordingly, if (i) the Notes are not automatically called prior to maturity, (ii) a Knock-In Event occurs and (iii) the price of the Reference Asset drops precipitously on the Final Valuation Date, the value of the payment at maturity that you will receive on your Notes (whether in the form of a cash payment or shares of the Reference Asset plus cash in lieu of fractional share amounts), if any, will be significantly less than it would have been had your payment at maturity been linked to the price of the Reference Asset at a time prior to such drop. In addition, if a Knock-In Event occurs, such event might adversely affect your ability to sell your Notes prior to maturity and the price at which you might be able to sell them.

•	Credit of Issuer—The Notes are senior unsecured debt obligations of the issuer, Barclays Bank PLC and are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the Notes depends on the ability of Barclays Bank PLC to satisfy its obligations as they come due and is not guaranteed by any third party. In the event Barclays Bank PLC were to default on its obligations, you may not receive any amounts owed to you under the terms of the Notes.

•	Potential Early Exit—While the original term of the Notes is as indicated on the cover page of this pricing supplement, the Notes will be automatically called if the Closing Price of the Reference Asset on either Call Valuation Date is equal to or greater than the Initial Price. As such, the term of the Notes may be as short as approximately six months.

In the event than an Automatic Call occurs, you may not be able to reinvest any amounts received on the Call Settlement Date in a comparable investment with similar risk and yield. No further payments will be made on the Notes after the relevant Call Settlement Date. The “Automatic Call” feature may also adversely impact your ability to sell your Notes and the price at which they may be sold.

•	Holding the Notes is not the Same as Owning Directly the Reference Asset; No Dividend Payments or Voting Rights—As a holder of the Notes, you will not have voting rights or rights to receive cash dividends or other distributions or other rights that holders of shares of the Reference Asset would have.

•	Single Equity Risk—The price of the Reference Asset can rise or fall sharply due to factors specific to the Reference Asset and its issuer, such as stock price volatility, earnings, financial conditions, corporate, industry and regulatory developments, management changes and decisions and other events, as well as general market factors, such as general stock market volatility and levels, interest rates and economic and political conditions. We urge you to review financial and other information filed periodically with the SEC by the issuer of the Reference Asset. We have not undertaken any independent review or due diligence of the issuer’s SEC filings or of any other publicly available information regarding the issuer.

•	Historical Performance of the Reference Asset Should Not Be Taken as Any Indication of the Future Performance of the Reference Asset Over the Term of the Notes—The historical performance of the Reference Asset is not an indication of the future performance of that Reference Asset over the term of the Notes. Therefore, the performance of the Reference Asset over the term of the Notes may bear no relation or resemblance to the historical performance of the Reference Asset.

•	The Estimated Value of Your Notes is Expected to be Lower Than the Initial Issue Price of Your Notes—The estimated value of your Notes on the Initial Valuation Date is expected to be lower, and may be significantly lower, than the initial issue price of your Notes. The difference between the initial issue price of your Notes and the estimated value of the Notes is expected as a result of certain factors, such as any sales commissions expected to be paid to Barclays Capital Inc. or another affiliate of ours, any selling concessions, discounts, commissions or fees expected to be allowed or paid to non-affiliated intermediaries, the estimated profit that we or any of our affiliates expect to earn in connection with structuring the Notes, the estimated cost which we may incur in hedging our obligations under the Notes, and estimated development and other costs which we may incur in connection with the Notes.

•	The Estimated Value of Your Notes Might be Lower if Such Estimated Value Were Based on the Levels at Which Our Debt Securities Trade in the Secondary Market—The estimated value of your Notes on the Initial Valuation Date is based on a number of variables, including our internal funding rates. Our internal funding rates may vary from the levels at which our benchmark debt securities trade in the secondary market. As a result of this difference, the estimated values referenced above might be lower if such estimated values were based on the levels at which our benchmark debt securities trade in the secondary market.

•	The Estimated Value of the Notes is Based on Our Internal Pricing Models, Which May Prove to be Inaccurate and May be Different from the Pricing Models of Other Financial Institutions—The estimated value of your Notes on the Initial Valuation Date is based on our internal pricing models, which take into account a number of variables and are based on a number of subjective assumptions, which may or may not materialize. These variables and assumptions are not evaluated or verified on an independent basis. Further, our pricing models may be different from other financial institutions’ pricing models and the methodologies used by us to estimate the value of the Notes may not be consistent with those of other financial institutions which may be purchasers or sellers of Notes in the secondary market. As a result, the secondary market price of your Notes may be materially different from the estimated value of the Notes determined by reference to our internal pricing models.

•	The Estimated Value of Your Notes Is Not a Prediction of the Prices at Which You May Sell Your Notes in the Secondary Market, if any, and Such Secondary Market Prices, If Any, Will Likely be Lower Than the Initial Issue Price of Your Notes and Maybe Lower Than the Estimated Value of Your Notes—The estimated value of the Notes will not be a prediction of the prices at which Barclays Capital Inc., other affiliates of ours or third parties may be willing to purchase the Notes from you in secondary market transactions (if they are willing to purchase, which they are not obligated to do). The price at which you may be able to sell your Notes in the secondary market at any time will be influenced by many factors that cannot be predicted, such as market conditions, and any bid and ask spread for similar sized trades, and may be substantially less than our estimated value of the Notes. Further, as secondary market prices of your Notes take into account the levels at which our debt securities trade in the secondary market, and do not take into account our various costs related to the Notes such as fees, commissions, discounts, and the costs of hedging our obligations under the Notes, secondary market prices of your Notes will likely be lower than the initial issue price of your Notes. As a result, the price, at which Barclays Capital Inc., other affiliates of ours or third parties may be willing to purchase the Notes from you in secondary market transactions, if any, will likely be lower than the price you paid for your Notes, and any sale prior to the maturity date could result in a substantial loss to you.

•	The Temporary Price at Which We May Initially Buy The Notes in the Secondary Market And the Value We May Initially Use for Customer Account Statements, If We Provide Any Customer Account Statements At All, May Not Be Indicative of Future Prices of Your Notes—Assuming that all relevant factors remain constant after the Initial Valuation Date, the price at which Barclays Capital Inc. may initially buy or sell the Notes in the secondary market (if Barclays Capital Inc. makes a market in the Notes, which it is not obligated to do) and the value that we may initially use for customer account statements, if we provide any customer account statements at all, may exceed our estimated value of the Notes on the Initial Valuation Date, as well as the secondary market value of the Notes, for a temporary period after the initial issue date of the Notes. The price at which Barclays Capital Inc. may initially buy or sell the Notes in the secondary market and the value that we may initially use for customer account statements may not be indicative of future prices of your Notes.

•	We and Our Affiliates May Engage in Various Activities or Make Determinations That Could Materially Affect Your Notes in Various Ways and Create Conflicts of Interest—We and our affiliates establish the offering price of the Notes for initial sale to the public, and the offering price is not based upon any independent verification or valuation. Additionally, the role played by Barclays Capital Inc., as a dealer in the Notes, could present it with significant conflicts of interest with the role of Barclays Bank PLC, as issuer of the Notes. For example, Barclays Capital Inc. or its representatives may derive compensation or financial benefit from the distribution of the Notes and such compensation or financial benefit may serve as an incentive to sell these Notes instead of other investments. We may pay dealer compensation to any of our affiliates acting as agents or dealers in connection with the distribution of the Notes. Furthermore, we and our affiliates make markets in and trade various financial instruments or products for their own accounts and for the account of their clients and otherwise provide investment banking and other financial services with respect to these financial instruments and products. These financial instruments and products may include securities, instruments or assets that may serve as the underliers, basket underliers or constituents of the underliers of the Notes. Such market making, trading activities, other investment banking and financial services may negatively impact the value of the Notes. Furthermore, in any such market making, trading activities, and other services, we or our affiliates may take positions or take actions that are inconsistent with, or adverse to, the investment objectives of the holders of the Notes. We and our affiliates have no obligation to take the needs of any buyer, seller or holder of the Notes into account in conducting these activities.

•	Additional Potential Conflicts—In addition to the variety of roles that we and our affiliates play in connection with the issuance of the Notes described above, we also act as calculation agent and may enter into transactions to hedge our obligations under the Notes. In performing these varied duties, the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the Notes.

•	Lack of Liquidity—The Notes will not be listed on any securities exchange. Barclays Capital Inc. and other affiliates of Barclays Bank PLC intend to make a secondary market for the Notes but are not required to do so, and may discontinue any such secondary market making at any time, without notice. Barclays Capital Inc. may at any time hold unsold inventory, which may inhibit the development of a secondary market for the Notes. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Notes easily. Because other dealers are not likely to make a secondary market for the Notes, the price at which you may be able to trade your Notes is likely to depend on the price, if any, at which Barclays Capital Inc. and other affiliates of Barclays Bank PLC are willing to buy the Notes. The Notes are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your Notes to maturity.

•	Suitability of the Notes for Investment—You should reach a decision whether to invest in the Notes after carefully considering, with your advisors, the suitability of the Notes in light of your investment objectives and the specific information set out in this pricing supplement, the prospectus supplement and the prospectus. Neither the Issuer nor any dealer participating in the offering makes any recommendation as to the suitability of the Notes for investment.

•	Taxes—The U.S. federal income tax treatment of the Notes is uncertain and the Internal Revenue Service could assert that the Notes should be taxed in a manner that is different than described above. As discussed further in the accompanying prospectus supplement, the Internal Revenue Service issued a notice in 2007 indicating that it and the Treasury Department are actively considering whether, among other issues, you should be required to accrue interest over the term of an instrument such as the Notes at a rate that exceeds the portion of the Coupon Payments treated as interest on the Deposit for U.S. federal income tax purposes and whether all or part of the gain or loss you may recognize upon the sale, redemption or maturity of an instrument such as the Notes should be treated as ordinary income or loss. Similarly, the Internal Revenue Service and the Treasury Department have current projects open with regard to the tax treatment of pre-paid forward contracts and contingent notional principal contracts. While it is impossible to anticipate how any ultimate guidance would affect the tax treatment of instruments such as the Notes (and while any such guidance may be issued on a prospective basis only), such guidance could be applied retroactively and could in any case require you to accrue income in respect of the Notes at a rate that exceeds the portion of the Coupon Payments treated as interest on the Deposit for U.S. federal income tax purposes. The outcome of this process is uncertain. In addition, any character mismatch arising from your inclusion of ordinary income in respect of the interest on the Deposit and capital loss (if any) upon the sale, redemption or maturity of your Notes may result in adverse tax consequences to you because an investor’s ability to deduct capital losses is subject to significant limitations. You should consult your tax advisor as to the possible alternative treatments in respect of the Notes.

•	Many Economic and Market Factors Will Impact the Value of the Notes—In addition to the price of the Reference Asset on any day and the factors set forth above, the value of the Notes will be affected by a number of economic and market factors that may either offset or magnify each other, including:

•	the expected volatility of the Reference Asset;

•	the time to maturity of the Notes;

•	the dividend rate, if any, on the Reference Asset;

•	interest and yield rates in the market generally;

•	a variety of economic, financial, political, regulatory or judicial events;

•	supply and demand for the Notes; and

•	our creditworthiness, including actual or anticipated downgrades in our credit ratings.

DESCRIPTION OF THE REFERENCE ASSET

According to publicly available information, Chicago Bridge & Iron Company N.V. (the “Company”) provides design, engineering, construction, fabrication, maintenance and environmental services. The Company builds and repairs bulk liquid terminals, storage tanks, process vessels, and low temperature and cryogenic storage facilities. The Company offers its services worldwide to the oil and gas, infrastructure, wastewater and power industries. The Company’s common stock is listed on the New York Stock Exchange under the ticker symbol “CBI”.

You are urged to read the following section in the accompanying prospectus supplement: “Reference Assets—Equity Securities—Reference Asset Issuer and Reference Asset Information”. Companies with securities registered under the Securities Exchange Act of 1934, as amended, which is commonly referred to as the “Exchange Act”, and the Investment Company Act of 1940, as amended, which is commonly referred to as the “’40 Act”, are required to periodically file certain financial and other information specified by the SEC. Information filed by the Company with the SEC under the Exchange Act can be located by reference to its SEC file number: 001-12815, or its CIK Code: 0001027884.

The summary information above regarding the Company comes from the Company’s SEC filings. You are urged to refer to the SEC filings made by the Company and to other publicly available information (such as the Company’s annual report) to obtain an understanding of the Company’s business and financial prospects. The summary information contained above is not designed to be, and should not be interpreted as, an effort to present information regarding the financial prospects of any issuer or any trends, events or other factors that may have a positive or negative influence on those prospects or as an endorsement of any particular issuer.

Information from outside sources is not incorporated by reference in, and should not be considered part of, this pricing supplement or any accompanying prospectus or prospectus supplement. We have not undertaken any independent review or due diligence of the Company’s SEC filings or of any other publicly available information regarding the Company.

Historical Performance of the Reference Asset

The following table sets forth the high and low daily closing prices, as well as end-of-quarter Closing Prices, of the Reference Asset during the periods indicated below. These historical trading prices may have been adjusted to reflect certain corporate actions such as stock splits and reverse stock splits.

Quarter/Period Ending	Quarterly High	Quarterly Low	Quarterly Close
March 31, 2008	$63.10	$36.27	$39.24
June 30, 2008	$48.31	$38.02	$39.82
September 30, 2008	$39.30	$17.00	$19.24
December 31, 2008	$18.92	$5.51	$10.05
March 31, 2009	$13.36	$4.87	$6.27
June 30, 2009	$13.58	$6.45	$12.40
September 30, 2009	$18.68	$9.22	$18.68
December 31, 2009	$20.88	$17.32	$20.22
March 31, 2010	$24.92	$20.04	$23.26
June 30, 2010	$25.59	$16.94	$18.81
September 30, 2010	$24.45	$18.18	$24.45
December 31, 2010	$33.20	$23.78	$32.90
March 31, 2011	$40.97	$31.95	$40.66
June 30, 2011	$42.10	$33.26	$38.90
September 30, 2011	$44.51	$28.29	$28.63
December 31, 2011	$41.35	$26.68	$37.80
March 31, 2012	$47.40	$38.30	$43.19
June 30, 2012	$45.50	$33.47	$37.96
September 30, 2012	$41.36	$34.94	$38.09
December 31, 2012	$46.35	$36.82	$46.35
March 31, 2013	$62.10	$46.55	$62.10
June 30, 2013	$63.74	$50.92	$59.66
September 30, 2013	$67.77	$58.93	$67.77
December 31, 2013	$83.14	$68.01	$83.14
March 31, 2014	$87.15	$73.23	$87.15
June 30, 2014	$87.65	$65.51	$68.20
September 30, 2014	$69.92	$57.85	$57.85
December 31, 2014	$57.09	$37.78	$41.98
February 5, 2015*	$42.05	$34.51	$35.81

*	For the period commencing January 1, 2015 and ending on February 5, 2015

The following graph sets forth the historical performance of the Reference Asset based on daily Closing Prices from January 1, 2008 through February 5, 2015. The Closing Price of one share of the Reference Asset on February 5, 2015 was $35.81.

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS

You should not take the historical prices of the Reference Asset as an indication of the future performance of the Reference Asset. The price of the Reference Asset has fluctuated in the past and may, in the future, experience significant fluctuations. Any historical upward or downward trend in the price of the Reference Asset during any period shown above is not an indication that the price of the Reference Asset is more or less likely to increase or decrease at any time during the life of the Notes.

Neither we nor any of our affiliates make any representation to you as to the performance of the Reference Asset. The actual performance of the Reference Asset over the life of the Notes, as well as the payment at maturity, may bear little relation to the historical prices shown above.

We obtained the historical trading price information set forth above from Bloomberg, L.P. We have not independently verified the accuracy or completeness of the information obtained from Bloomberg, L.P.

SUPPLEMENTAL PLAN OF DISTRIBUTION

We have agreed to sell to Barclays Capital Inc. (the “Agent”), and the Agent has agreed to purchase from us, the principal amount of the Notes, and at the price, specified on the cover of this pricing supplement. The Agent commits to take and pay for all of the Notes, if any are taken.